Exhibit 99.2

ADDENDUM

This addendum modifies that Exchange Agreement dated July 29, 2010 and Amended August 16, 2010 by and between UTEC, Inc., a Nevada corporation (“Pubco”) on one hand and Jett Rink Oil, LLC, a Kansas limited liability company (the “Company”) and Bill Herndon, the Company’s sole member (the “Selling Member”).

Section 5.03(j) is hereby deleted from the Exchange Agreement and the Amendment thereto in its entirety.

Pubco:

UTEC, Inc.

Dated: September 23, 2010	By:	/s/ Ken Liebscher
Ken Liebscher
President and Chief Executive Officer

Company:

Jet Rink Oil, LLC

	By:	/s/ Bill Herndon
Bill Herndon
Sole Member and Manager

Selling Member:

	By:	/s/ Bill Herndon
Bill Herndon